Exhibit 10.6
THIRD AMENDMENT
TO THE 1996 LONG-TERM INCENTIVE PLAN
OF
BALLY TOTAL FITNESS HOLDING CORPORATION
1.	Section 3 of the Plan is hereby amended by changing the number of the aggregate Shares subject to the Plan from three million six hundred thousand (3,600,000) Shares to four million six hundred thousand (4,600,000) Shares.

2.	This Third Amendment shall be effective as of June 10, 1999.